EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Position:

Chairman of the Board of Directors

Duties:

Overseeing and adding significant value to the following Management Items:

-Spearheading the search for a new CEO, however, in the interim, you may be called upon to perform the duties typically associated with an interim chief executive officer

- Overview Executive Leadership

- Media Interviews

- Capital Raise with Investors and Bankers

- Investor Relations

- New and Current Strategic Partner Relations

- Board Membership

- Business Strategy

Notwithstanding the foregoing or anything else to the contrary contained in this agreement, Soupman acknowledges and agrees that Mr. Karson (“Executive”) will continue to retain a significant role at Defy Ventures and Dentons. Therefore, the amount of time that Executive will be able to devote to Soupman on a weekly basis in the role of Interim CEO will be subject to his existing obligations to Defy Ventures and Dentons. Executive will work primarily out of his other offices in the NY metro area rather than the Soupman principal office.

Compensation:

In agreement for providing services and devoting time (subject to the limitations set forth above) to the above "Management Items," and meeting with management as necessary whether by telephone or in person, Executive shall receive the compensation as stated below. Management will meet with Executive weekly at the office in the NY metro area of his choice. In addition, Executive will travel as necessary for the position so long as his professional schedule and commitments allow.

Executive shall receive 416,667 shares of Soupman Inc. restricted common stock monthly each month for the first 1 year as long as he is employed by the Company. The total shares granted Year 1, if employed for the entire year, is 5,000,000 shares.

Beginning on the 13th month anniversary of the approval of this agreement, and for each month thereafter that Executive is employed by the company, through July 15th, 2017, Executive shall receive restricted common stock of Soupman, Inc. on the 15th day of each month, equal to the number of shares that equals $16,666.67, based on the closing stock price on the 15th day of each month.

Stock Performance Incentives:

A one- time bonus of 400,000 shares of Soupman Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at 25 cents or higher for 10 trading days in a 30 day period during the term of this agreement.

A one- time bonus of 100,000 shares  of Soupman Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at $1.00 or higher for 10 trading days in 30 day period during the term of this agreement.

A one-time bonus of 50,000 shares of Soupman Inc. restricted common stock (Ticker: SOUP) if the company stock trades at $2.00 or higher for 10 trading days in a 30 day period during the term of this agreement.

A one- time bonus of 25,000 shares of Soupman Inc. restricted common stock (Ticker: SOUP) if the company’s stock trades at $4.00 or higher for 10 trading days in a 30 day period during the term of this agreement

Sales Incentive Program:

For every new incremental $1million in sales annually Executive will be awarded 5,000 shares of Soupman Inc. stock. The maximum amount of shares to earn is 500,000 shares based on a cap of $100 million in sales for this bonus.

Expenses:

Company shall reimburse Executive for all reasonable and/pre-approved business expenses.

Charitable Donation:

The Company agrees to donate $10,000 worth of its common restricted stock to the Charity of Executive’s choice upon his appointment to the role of Chairman of the Board at the current market price.

Start Date:

On or about June 26, 2015

Share Restrictions

All of the shares of the Company’s common stock to be issued hereunder are “restricted securities” as defined in the Securities and Exchange Act of 1933, as amended, and Rule 144 as promulgated thereunder, are as such are subject to the Company’s Trading Policy and its blackout periods for insiders.

Non-Competition:

Executive agrees that if his employment is terminated for cause or if he voluntarily leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is involved in the marketing or selling of primarily soup products as its core business in competition with the Company ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being  conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers  of the Company for the purpose of inducing them to purchase or lease a soup product or service which may compete with any soup product or service of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent of any class of stock or securities of such company.

If any portion of the restrictions set forth in paragraph above should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

The existence of any claim or cause of action by Executive against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

Non-Disclosure of Confidential Information: Inventions:

Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information. Confidential information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement (ii) was known by Executive on a non-confidential basis prior to disclosure by the Company (iii) is independently received by Executive without the use of confidential information or (iv) is explicitly approved for release by written authorization of the Company.  It shall not be a breach of the terms of this Agreement if Executive discloses confidential information that it is legally required to disclose provided that Executive promptly notifies the Company of such requirement and, if requested by the Company, reasonably cooperates in the Company’s efforts to prevent or limit such disclosure.

 All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and reduced to practice, which are conceived or developed by Executive while employed with the Company which relate to or result from the actual business, work, research or investigation of the Company shall be the sole and exclusive property of the Company.  Executive will do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof.

Termination of Employment:

If the Company elects to terminate Executive’s employment as Chairman of the Board for any reason whatsoever, the Company shall award and pay to Executive within thirty (30) days following such termination, 1,250,000 shares of common stock (the “Severance Payment”) to vest immediately. If Executive voluntarily leaves the Company on his own accord, the Company shall not be obligated to pay Executive the Severance Payment.

Sale of the Company:

If there is a sale of the Company, whether through a stock sale or asset sale, or a change of control in the ownership structure of the Company, all stock grants to be awarded to Executive for services through June 30, 2017, shall immediately become due and payable and shall vest immediately.

Indemnity:

The Company represents and warrants that it maintains comprehensive liability insurance including Director and Officer Liability insurance in sufficient amounts, but not less than $2,000,000, in full force and effect, and that it shall continue to maintain all such insurance in full force and effect. The Company shall indemnify Executive against any and all claims, expenses, and amounts of any kind or nature whatsoever arising from Executive acting in his role as Chairman of the Board and Interim CEO so long as they are a result of performing his role and duties for the Company

SOUPMAN, INC.

By: /s/ Robert N. Bertrand

Name: Robert N. Bertrand

Title: President and Chief Financial Officer

JAMIESON KARSEN

By: /s/ Jamieson Karsen